EXHIBIT 99.1

ANADIGICS COMPLETES PUBLIC OFFERING OF
9,200,000 SHARES OF COMMON STOCK

WARREN, NJ—March 15, 2006—ANADIGICS, Inc. (Nasdaq: ANAD), announced today that it has completed an underwritten public offering of 9,200,000 shares of its common stock. After deducting underwriting discounts and commissions and estimated offering expenses, the Company received approximately $46.9 million in net proceeds from the offering. The Company will use the net proceeds from the offering to repay at maturity the noteholders of its outstanding $46.7 million aggregate principal amount of 5% Convertible Senior Notes due on November 16, 2006 and the remainder for general corporate purposes, including capital expenditures. The underwriters have an option to purchase up to an additional 1,350,000 shares from the Company to cover overallotments, if any.

Credit Suisse acted as the lead manager for the offering. Copies of the prospectus supplement and accompanying prospectus with respect to the offering may be obtained from Credit Suisse, Prospectus Department, One Madison Avenue, New York, New York 10010 (telephone: 212.325.2580) or by faxing requests to 212.325.8057.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

ANADIGICS, Inc. (Nasdaq: ANAD) is a leading provider of radio frequency integrated circuits and radio frequency front end solutions in the rapidly growing wireless handset and broadband communications markets. The Company’s products include power amplifiers, tuner integrated circuits, active splitters and other components, which can be sold individually or packaged as integrated RF modules.